Exhibit 77C: Matter submitted to a vote of security holders

AFL-CIO Housing Investment Trust ("HIT")
2005 Annual Meeting of Participants

      The 2005 Annual Meeting of Participants was held in Washington, D.C., on Wednesday, June 8, 2005. The following matters were put to a vote of Participants at the meeting through the solicitation of proxies:

      Richard Ravitch was reelected to chair the Board of Trustees by a vote of 2,548,767.620 for, 989.481 against, 93,142.834 abstentions, and 644,323.835 votes not cast.

      Linda Chavez-Thompson was reelected to the Board of Trustees for a three-year term by a vote of 2,549,110.722 for, 774.363 against, 93,014.850 abstentions, and 644,323.835 votes not cast. Richard L. Trumka was reelected to the Board of Trustees for a three-year term by a vote of 2,549,110.722 for,
774.363 against, 93,024.850 abstentions, and 644,323.835 votes not cast.

      James A. Williams was elected to the Board of Trustees for a three-year term by a vote of 2,549,757.101 for, 0.000 against, 93,142.834 abstentions, and 644,323.835 votes not cast. George Latimer was reelected to the Board of Trustees for a three-year term by a vote of 2,548,450.623 for, 466.372 against, 93,982.940 abstentions, and 644,323.835 votes not cast. Jack Quinn was elected to the Board of Trustees for a three-year term by a vote of 2,548,450.623 for,
466.372 against, 93,972.940 abstentions, and 644,323.835 votes not cast.

      The following Trustees were not up for election and their terms of office continued after the date of the Annual Meeting: John J. Sweeney, John J. Flynn, Frank Hurt, Edward C. Sullivan, Tony Stanley, Stephen Frank and Marlyn J. Spear. Trustee Andrew Stern did not seek reelection to the Board of Trustees and his term of office expired at the Annual Meeting. Trustee Jeremiah O'Connor resigned from the Board of Trustees effective March 1, 2005. Trustee Jon F. Walters was unanimously appointed by the Union Trustees to serve out the remainder of Trustee O'Connor's term, such term to expire at the 2006 Annual Meeting of Participants or until his respective successor shall be elected and qualify. Trustee Walters was elected pursuant to Section 2.7 of the HIT's Declaration of Trust, which permits, upon the resignation of any Union Trustee, the remaining Union Trustees to appoint by majority vote a replacement to serve out the remainder of the term of such resigning Union Trustee.

      Ernst & Young LLP was ratified as the HIT's Independent Registered Public Accounting Firm by a vote of 2,414,427.810 for, 134,545.811 against, 93,926.314 abstentions, and 644,323.835 votes not cast.